Sonic Foundry Receives Anticipated Deficiency Notice from NASDAQ

Due to Executive Appointment Changes and Appointment of Paul Peercy to Audit Committee

MADISON, Wis., April 13, 2011 /PRNewswire/ -- Sonic Foundry, Inc. (NASDAQ: SOFO), the recognized market leader for rich media webcasting, lecture capture and knowledge management, announced today that on April 13, 2011, following the recommendation of its nominating committee, the Board of Directors of Sonic Foundry appointed Paul Peercy to serve on the company's audit committee. The appointment follows the company's receipt of a notice from the NASDAQ Stock Market that it was not in compliance with NASDAQ's independent director and three person audit committee requirements as set forth in NASDAQ Listing Rule 5605.

The NASDAQ letter, which the company expected, was issued in accordance with NASDAQ listing rules due to the resignation of Gary Weis from the Audit Committee and his appointment as Chief Executive Officer.

Sonic Foundry is provided with a cure period to regain compliance with the audit committee requirements between now and either its next stockholders meeting or March 31, 2012, whichever is earlier. The company believes that the appointment of Paul Peercy to serve on the audit committee satisfies the NASDAQ three person audit committee requirement.

Sonic Foundry has until May 22, 2011, to submit a plan to regain compliance with NASDAQ's majority independent director requirement. The company plans to fill the board vacancy with a new independent director in the near future.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO, www.sonicfoundry.com) is the global leader for rich media webcasting and knowledge management, providing enterprise communication solutions for education, business and government. Powered by Mediasite, the patented webcasting platform which automates the capture, management, delivery and search of lectures, online training and briefings, Sonic Foundry empowers people to transform the way they communicate. Through the Mediasite platform and its Event Services group, the company helps customers connect a dynamic, evolving world of shared knowledge and envisions a future where learners and workers around the globe use webcasting to bridge time and distance, accelerate research and improve performance. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

CONTACT: Tammy Kramer of Sonic Foundry, Inc., +1-608-237-8592, tammyk@sonicfoundry.com